Exhibit 99.1

FOR IMMEDIATE RELEASE

Nitches, Inc. announces improved fiscal results for 2006
Acquisitions enhance organic sales growth, order backlog increases 452% to $44.7 million

          SAN DIEGO, California, December 15, 2006 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the year ended August 31, 2006.  Highlights included:

•	Net sales for the year increased 108% to $54.8 million from prior year $26.3 million
•	Annual earnings per share of $.11 versus a year ago loss of $.34
•	Gross margin improvement to 27.1% from 22.0%

          Consolidated net sales for fiscal 2006 grew 108% to $54.8 million versus $26.3 million for 2005.  The increase was driven by the Company’s newly acquired Designer Intimates business, but also includes organic sales growth in the Company’s women’s sleepwear and men’s and women’s sportswear product lines.

          As of August 31, 2006 the Company had order backlog totaling $44.7 million.  These orders are generally due for delivery to customers by February 2007.  At this time last year the Company had comparable orders of $9.9 million.  Furthermore, as of November 30, 2006 the Company had received orders for shipment through April 2007 of $26.4 million.  At this time last year the Company had order backlog for the comparable period of $12.3 million.  These increases are due to additional orders reported as a result of the acquisitions of Designer Intimates and the Home Décor product line, as well as increased orders for the Company’s women’s sleepwear and private label product lines, the latter of which includes product sold under the recently acquired Saguaro® marks.

          The Company earned consolidated net income of $468,000 for fiscal year 2006, reversing a loss of $1.2 million in the year earlier period.  Full year earnings per weighted average share were $.11 in 2006 versus a loss on a split-adjusted basis of $.34 per share incurred for fiscal 2005. Per share amounts for both years reflect a 200% stock dividend issued on January 20, 2006 which had the effect of a 3-for-1 stock split.  Per share amounts for 2006 include the weighted average effect of 540,000 shares (split-adjusted) issued in conjunction with the acquisition of Designer Intimates on October 24, 2005.  Finally, per share amounts for the three months and year ended August 31, 2006 reflect 600,000 shares issued for the acquisition of the Home Décor assets of Taresha LLC.

	Three Months Ended August 31,		Fiscal Year Ended August 31,

	2006	2005	2006	2005

Net sales	$15,223,000	$6,059,000	$54,832,000	$26,320,000
Net income (loss)	(130,000)	(477,000)	468,000	(1,201,000)
Earnings per share	$(0.03)	$(0.14)	$0.11	$(0.34)
Weighted average shares outstanding	4,457,855	3,513,507	4,077,014	3,513,507

          Nitches women’s product lines include sleepwear and loungewear by Body Drama®, women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®.  The Company’s menswear offerings include Nat Nast® swimwear and t-shirts, Newport Blue® casual lifestyle clothing, Dockers®  swimwear and t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel.  The Company’s Designer Intimates subsidiary markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®.  The Company also distributes candles and home accessories under the Bill

Blass® Home Décor brand.  The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  The Company also develops and manufactures private label products for many leading retailers and multi-channel marketers.

          Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Atlanta, Hong Kong and Istanbul.  The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at a given point in time.  The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines.  Such seasonal differences may be further impacted by the Company’s acquisitions of Designer Intimates and the Home Décor product line.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact: Steve Wyandt
Web: http:// www.nitches.com
E-mail: ir@nitches.com
Phone: (858) 625-2633 (Option # 1: Corporate)

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